Exhibit 10.37

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

Asterisks denote omissions.

EMPLOYMENT, NONCOMPETITION AND NONDISCLOSURE AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Employment Agreement”) is made by and between IDX SYSTEMS CORPORATION, a Vermont corporation (the “Company”), and James H. Crook, Jr. (the “Executive”), as of the date of acceptance hereof by the Company in its offices in South Burlington, Vermont, and it shall take effect retroactively as of January 1, 2003 (the “Effective Date”).

BACKGROUND

The Executive is employed by the Company. The Company desires to maintain the employment of the Executive, and the Executive is willing to accept such continued employment, upon the terms and conditions hereinafter set forth.

On June 16, 2003, the Compensation Committee of the Board of Directors of the Company granted the Executive options to purchase common stock, $0.01 par value per share, of the Company in the aggregate amount of seven hundred thousand (700,000) shares. Such options were granted pursuant to certain restrictions and rights set forth in the Minutes of Special Meeting of the Compensation Committee of the Board of Directors for a meeting beginning on June 15, 2003 and adjourned until June 16, 2003, and are in no way governed by this Employment Agreement.

The Executive acknowledges that in the course of rendering services to the Company, he may have and will become acquainted with information about the business and financial affairs of the Company, and may have contributed or may in the future contribute to such information. The Executive recognizes that in order to protect the legitimate interests of the Company it is necessary for the Company to protect all such information by keeping it secret or confidential.

IN CONSIDERATION of the premises, the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT

1.1 Employment at Will. The Company hereby offers the Executive, and Executive hereby accepts, employment or continued employment as President and Chief Executive Officer of the Company upon the terms and conditions hereinafter set forth. Employment by the Company is terminable at any time, for any reason, at the will of either the Executive or the Company. Executive understands and acknowledges that, as President and Chief Executive Officer of the Company, he serves in such capacity(ies), at the pleasure of the Board of Directors of the Company, and his service may be terminated in the sole discretion of the Board of Directors. No statement of policy or procedure, whether written or oral, or set forth in any manual or guide, shall be a promise by the Company to continue employment for any definite term, nor shall any such statement, policy or procedure require the Company to follow any special procedure, such as progressive discipline, before terminating employment.

1.2 Location. The Executive will work at the Company’s offices in South Burlington, Vermont, and Executive’s position may require reasonable travel to other offices of the Company and/or to the customer locations serviced by such offices.

1.3 Exclusive Employment. The Executive shall devote his full-time efforts during normal business hours, and as otherwise reasonably required to fulfill Executive’s employment responsibilities, exclusively for the benefit of the Company as required hereunder, and shall perform no services for, and shall not become employed or engaged by, any other person, firm or entity while employed by the Company. The foregoing shall not prevent Executive from (i) serving on corporate, civic or charitable boards or committees; (ii) delivering lectures or fulfilling speaking engagements; and/or (iii) managing personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Employment Agreement.

1.4 Duties. The Executive’s duties and responsibilities shall be as assigned by the Board of Directors of the Company in its discretion but shall be consistent with Executive’s position as Chief Executive Officer and President. At all times he shall be subject to the direction and control of the Board of Directors of the Company.

2. COMPENSATION

During the Term (as defined in Section 14.1 hereof), as the compensation to the Executive for all of the services to be provided by the Executive to the Company as its Chief Executive Officer and President, the Company agrees to pay, and the Executive agrees to and does accept, the payments set forth below in this Section 2, unless otherwise agreed to by the Company and the Executive:

2.1 Salary. For so long as the Executive shall remain employed by the Company in the capacity of President and Chief Executive Officer during or after the Term, he shall be entitled to receive an annual salary of five hundred thousand dollars ($500,000) (“Salary”). Salary shall be paid semi-monthly on the fifteenth (15th) and last day of each month, in arrears, or on such other legal basis as the Company shall generally follow from time to time, net of all taxes and other legally required or mutually agreed withholdings. In this regard, the Executive hereby authorizes the Company to withhold from salary payments any amounts owed to the Company by Executive hereunder or any other amounts as may be agreed to subsequently, including, but not limited to, over payments and 401k contributions.

2.2 Benefits. The Executive shall be entitled to the benefits, such as health, insurance, vacation, paid and unpaid leave as the Company may from time to time offer to employees as a standard benefit. Benefits are subject to change at any time with such notice to employees as may be required by applicable employee benefit plans and laws governing them. No special or different terms shall apply to Executive unless set forth in writing and signed by an authorized executive officer of the Company. Notwithstanding the foregoing, the Executive is entitled to a minimum of four weeks paid vacation per calendar year.

2.3 Cash Bonuses. The Executive shall be entitled to receive, for each year of employment during the Term of this Employment Agreement, an annual cash bonus payment based upon a target bonus amount (the “Target Bonus Amount”) of two hundred fifty thousand dollars ($250,000) (the actual amount paid referred to herein as the “Annual Cash Bonus”) upon attainment of all of the conditions specified in a schedule in substantially the form of Schedule A, to be furnished to the Executive by the Compensation Committee concurrently with the execution hereof for fiscal 2003, and thereafter not later than January 31 of each subsequent fiscal year, or fourteen (14) days after the applicable year’s budget has been finalized and approved by the Company, whichever is later (each a “Compensation Committee Schedule”). The Annual Cash Bonus may be less or more than two hundred fifty thousand dollars ($250,000) determined in accordance with the Compensation Committee Schedule. Notwithstanding the foregoing, should the Company increase or decrease its financial targets during the Company’s fiscal year, the Compensation Committee may, in turn, raise or lower the Target Earnings Per

Share (as set forth and defined in the Compensation Committee Schedule), as the case may be, and the Compensation Committee shall promptly provide a revised Compensation Committee Schedule to the Executive for such year. Cash bonuses may otherwise be payable to the Executive within the sole discretion of the Board of Directors or Compensation Committee thereof. Each Annual Cash Bonus earned shall be paid as set forth in the Compensation Committee Schedule.

2.4 Equity Awards. Subject to the approval of the Board of Directors, or the Compensation Committee, the Executive shall be entitled to receive options to purchase common stock of the Company as set forth on Schedule B (the “Option Schedule”), under and subject to all of the terms of the Company’s 1995 Stock Option Plan or its successor (the “Plan”), Schedule B, and the Company’s form of Stock Option Agreement not inconsistent herewith, but including its penalties for improper acts, competition, and the like.

2.5 Stock Ownership. Executive shall not be entitled to receive any Annual Cash Bonus, as set forth in this Employment Agreement, unless Executive possesses sole beneficial ownership of common stock of the Company, as of the date of accrual to him of such Annual Cash Bonus, having a value at such time equal to or greater than three (3) times the sum of (i) annual Salary in effect at such time and (ii) potential Annual Cash Bonus for such year. For the calendar years 2005 and 2006, respectively, such common stock ownership requirement shall be four (4) times the total of the amounts described in clauses (i) and (ii), and for years 2007 and thereafter, five (5) times such total. If, as of any such date, the Executive has sole beneficial ownership of at least one hundred fifty thousand (150,000) shares of Common Stock, he shall be deemed to have satisfied each such measurement.

2.6 Review of Salary and Bonus. Salary and bonus shall be reviewed at least annually by the Board of Directors of the Company, or the Compensation Committee, and may be adjusted upward but shall not be decreased below the amounts set forth herein or the amounts actually provided in the previous year.

2.7 Miscellaneous Items.

2.7.1 Change of Control Matters. The Company’s Board of Directors has adopted, but the Company has not executed, a “change of control” benefit or plan, in the form of an Executive Retention Agreement, for its executives. However, the Board of Directors is considering the replacement of such plan with a revised plan. The Executive shall be entitled to participate in any such “change of control” benefit or plan adopted and executed by the Company, with any provisions or carve-outs that the Company deems appropriate for the Executive.

2.7.2 Supplemental Retirement Plan. Executive will be eligible to participate in any supplemental retirement plan, if adopted by the Company upon the standard terms that may be offered to other executives of the Company.

2.8 No Assurances. The Executive acknowledges that there can be no assurance that the performance of the Company will be sufficient to achieve the conditions prerequisite to the payment of any of the bonus compensation provided for above, nor can there be any assurance at any time with respect to the value of any of the equity compensation provided for above, including without limitation at the time of any exercise of stock options.

3. DEFINITION OF PROPRIETARY INFORMATION

For purposes of this Employment Agreement the term “Proprietary Information” means all of the following materials and information in whatever form or medium (even if not patentable, or not protectable or protected by copyright laws) which the Executive receives access to, creates, authors or develops, in whole or in part, in the course of and within the scope of his employment with the Company or through the use of any of the Company’s facilities or resources:

3.1 Computer Software. Computer programs, in any form, and all elements thereof, including all source and object codes, flow charts, algorithms, coding sheets, compilers, assemblers, programmer notes, design documents, and routines.

3.2 Research. Discoveries, concepts and ideas, whether or not patentable or protectable by copyright, including, without limitation, the nature and results of research and development activities, technical information on product or program performance and reliability, processes, formulas, techniques, and “know-how.”

3.3 Marketing and Customer Information. Price lists, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, customer data, customer site information, prospect and call lists, telephone directories and calendars.

3.4 Business Information. Production development processes, marketing techniques, mailing lists, purchasing information, financial statements, management reports and business plans.

3.5 Other. Any other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar business or activities.

Failure to mark any of the Proprietary Information as confidential shall not affect its status as part of the Proprietary Information under the terms of this Employment Agreement.

4. DISCLOSURE OF INFORMATION, WORKS AND MATERIALS

The Executive recognizes that he will be exposed to the Company’s confidential information including without limitation the Company’s trade secrets, and Proprietary Information. The Executive is hereby notified that such information includes all computer programs developed by the Company and the documentation for them. Further, this includes business information, such as price lists, customer lists and data bases, business plans, sales projections and product development plans. The Executive further acknowledges that any information and materials received by the Company from third parties in confidence must be treated confidentially. This includes patient information. Executive covenants and agrees that he shall not, except with the prior written consent of the Company, or unless the Executive is acting as an employee of the Company solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies, at any time during or following the term of his employment with the Company, directly or indirectly divulge, reveal, report, publish, transfer or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him as a result of his employment with the Company, including, without limitation, any Proprietary Information, as defined in Section 3 hereof.

5. OWNERSHIP OF INFORMATION, WORKS AND RIGHTS THEREIN

5.1 Title. The Executive hereby assigns and transfers to the Company and agrees that the Company shall be the owner of all inventions, discoveries, work, computer software program or other computer-related equipment or technology, conceived, developed, or made by the Executive, either alone or with others, in whole or in part, during the Executive’s employment by the Company, which are useful in, or directly or indirectly related to the Company’s business or which relate to, or are conceived, developed, or made in the course of, the Executive’s employment or which are developed or made from, or by reason of knowledge gained from, such employment . If any one or more of the aforementioned are deemed to fall within the definition of “work made for hire,” within the meaning of the Copyright Act of 1976, as amended, such work shall be considered “work made for hire,” the copyright of which shall be exclusively owned by and vested in the Company. If any of the aforementioned are considered to be work not included in the categories of work covered by the “work made for hire” definition contained in the Copyright Act, such work shall be, and it hereby is, assigned or transferred completely and exclusively to the Company. The Executive agrees to execute any instruments and to do all other things reasonably requested by the Company (both during and after the Executive’s employment with the Company) in order to fully vest and perfect in the Company all ownership rights in those items hereby transferred by the Executive to the Company. The Executive further agrees to disclose immediately to the Company all Proprietary Information conceived or developed in whole or in part by him during the term of his employment with the Company and to assign to the Company any right, title or interest he may have in such Proprietary Information.

5.2 Executive’s Works. The Executive hereby represents and warrants that the Executive has fully disclosed to the Company and attached hereto a description of any computer program or other computer-related technology not covered in Section 5.1 above which, prior to his employment with the Company, the Executive conceived of or developed, wholly or in part, but which has not been published or filed with the United States Patent or Copyright Offices.

5.3 Works and Interests of Others. Executive hereby represents and warrants that employment by the Company will not violate any agreement or promise of employee to any other person, and that Executive will not use any property or confidential information of others in his work for the Company.

6. RECORDS AND TANGIBLE MATERIALS

All notes, data, tapes, reference materials, sketches, drawings, memoranda and records in any way relating to any of the information referred to in Section 3, 4, and 5 hereof (including, without limitation, any Proprietary Information) or otherwise prepared by Executive in the course of his employment, and all copies thereof, shall belong exclusively to the Company, and the Executive agrees to deliver to the Company on request all copies of such materials in his possession or then under his control. In the absence of such a request, Executive shall deliver such items to the Company upon the termination for any reason of the Executive’s employment with the Company.

7. PROTECTION OF INFORMATION AND GOODWILL

7.1 Nature of Business. Executive and the Company recognize that Executive will acquire knowledge as a result of working for the Company, especially in his capacity as President and Chief Executive Officer, and that such knowledge will include not only general knowledge of the medical information systems business, but specific knowledge of the Company’s business, secrets, products and customers, including Confidential Information. Executive and the Company recognize that upon termination of employment by the Company, Executive could use such specific knowledge and information to the detriment of the Company by disclosing it to competitors, customers and prospects, and using it to obtain or win business. Executive and the Company recognize that proof of such disclosure would be difficult, yet the harm caused thereby could be significant to the Company. Therefore, Executive and the Company are willing to agree that Confidential Information will be disclosed to Executive, and, to protect Employer, its relationship with its customers, its competitive position, and its goodwill, Executive will not engage in a competitive venture for a twenty-four (24) month period after employment by the Company, as specified below.

7.2 Competitive Ventures. The Company is engaged throughout the United States, United Kingdom and Canada in the development and marketing of information systems, including computer software and related services, for hospitals, physician groups, laboratories, and clinics, and also for providers of information services to such groups (such activities, products and services being referred to herein as the “Medical Information Systems Business”). Executive recognizes that the Company’s medical information systems work together and are designed to share common files, architectures, a “look and feel,” and other elements. In the event of the resignation by the Executive or termination of Executive’s employment for Cause, the Executive agrees that for a period of twenty-four (24) months from the date of such termination (the “Prohibition Period”), he will not:

7.2.1 Engage directly for himself, or jointly with or on behalf of any person, entity or venture involved in the Medical Information Systems Business, and

7.2.2 Work for or become employed by or associated with any person, entity or venture engaged in the Medical Information Systems Business, including, by way of example and without limitation, the entities listed in Schedule C attached hereto and made a part hereof (which entities together with their successors and assigns, are referred to herein as the “Designated Entities”), where either (i) the Executive’s duties will be substantially similar to those he has performed for the Company hereunder, or (ii) the Executive’s duties would be likely to involve, or require, or would involve or require, disclosure or use of Proprietary Information. For example, and without limiting the generality of the foregoing, if Executive is employed by the Company as a computer programmer working on medical information systems, he shall not, during the Prohibition Period, work as a computer programmer on medical information systems. As another example, if Executive is employed by the Company, to any extent, as a salesperson selling medical information systems, he shall not work during the Prohibition Period as a salesman or a marketer of medical information systems. The Executive acknowledges that he is an officer of the Company, and as such he has broad and detailed knowledge of the Company’s business strategies and competitive information. As such, the Executive and the Company acknowledge that a breach of this Section 7.2.2 will probably cause irreparable harm to the Company.

7.3 Geographical Limitations. The Executive’s obligations under this Section 7 shall extend to all geographical areas in which the Company, or any of its related companies, is offering its products’ services, either directly or indirectly through licenses or otherwise, during the Prohibition Period.

7.4 Non-Solicitation. The Executive further agrees that for a period of twenty-four (24) months from the date of termination of his employment, he will not, on behalf of himself or any person or entity, (i) compete for, or engage in competitive solicitation of, any customer of the Company, or any person or entity that he has, during the twenty-four (24) months immediately preceding such termination, solicited or serviced on behalf of the Company or that has been so solicited or serviced, during such period, by any person under the Executive’s supervision, or (ii) attempt to hire or engage any individual who was an employee of the Company at any time during the twenty-four (24) months immediately prior to such termination.

THE EMPLOYEE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER FOR ANY REASON, TO EARN A LIVELIHOOD SATISFACTORY TO HIM WITHOUT VIOLATING ANY PROVISION OF SECTION 7 HEREOF.

8. INJUNCTIVE RELIEF

The Executive understands and agrees that the Company will probably suffer irreparable harm if Proprietary Information is disclosed, or Section 7 is an any other respect breached, and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of any of the provisions of this Employment Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, will be entitled to, and Executive hereby consents to, a permanent injunction in order to prevent or to restrain any such breach by the Executive, or by the Executive’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

9. ACCOUNTING FOR PROFITS

The Executive covenants and agrees that, if he shall violate any of his covenants or agreements under this Employment Agreement, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, enumerations or benefits which the Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law, in equity or under this Employment Agreement.

10. REASONABLENESS OF RESTRICTIONS

The Executive has carefully read and considered the provisions of Sections 1 through 9 hereof and, having done so, agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, stockholders and employees.

11. SUCCESSORS AND ASSIGNS

This Employment Agreement shall inure to the benefit of and be binding upon the Executive, his legal representative or representatives and testate or intestate distributees, and this Employment Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. The term “Company” as used herein shall include such successors and assigns and also shall include any corporation which is at any time the parent or a subsidiary of the Company, or any corporation or entity which is an affiliate of the Company by virtue of common (although not identical) ownership, and for which the Executive is providing services in any form during his employment with the Company or any such other corporation or entity. The term successors and assigns as used herein shall include a corporation or other entity acquiring all or substantially all of the assets and business of the Company (including this Employment Agreement) whether by operation of law or otherwise.

12. NOTICES

Any notice required or permitted by this Employment Agreement shall be given by registered or certified mail, return receipt requested, addressed to the Company at its then principal office, or to the Executive at his then current address set forth in the payroll records of the Company, or to either party hereto at such other address or addresses as he or it may from time to time specify for the purpose in a notice similarly given.

13. ENFORCEABILITY AND SCOPE

If any provision of this Employment Agreement is subsequently determined by a court of competent jurisdiction to be void or unenforceable for any reason, that provision shall be deemed stricken and the remainder of the Employment Agreement shall not be affected thereby and shall be binding upon the parties hereto insofar as it remains a workable instrument to accomplish the intent and purposes of the parties. The parties shall negotiate the severed provision to bring the same within the applicable legal requirements to the extent possible. Executive agrees to take any and all actions, including without limitation, execution and delivery of any and all instruments and documents necessary or advisable to complete, perfect, evidence or otherwise confirm any of the matters set forth herein.

14. TERM AND OTHER CONDITIONS

14.1 Term. This Employment Agreement shall take effect retroactively on January 1, 2003 (with any amounts due and payable arising from the retroactive commencement date being paid in a lump sum at the time of the Executive’s next regularly scheduled salary payment), and shall remain in full force and effect until December 31, 2007 (the “Term”), until the Executive’s employment by the Company terminates, or until superseded by another written employment agreement based upon good and proper consideration and executed by the Executive and the Company, whichever first occurs. Notwithstanding the foregoing, in the event of the termination of this Employment Agreement by reason of the termination of the Executive’s employment, those provisions hereof which by their terms extend in accordance with such terms shall survive. No amendment or modification of the terms and conditions hereof shall be effective unless set forth in a written document signed by the Executive and the Company.

14.2 Termination of Employment.

14.2.1 Resignation by the Executive without Good Reason. In the event the Executive resigns his employment during or after the Term of this Employment Agreement without Good Reason (as defined below), then

(a) any stock options granted under this Employment Agreement shall continue to be bound by terms set forth in the Option Schedule;

(b) the Company will pay the Executive: (i) his base salary then in effect through the day of his termination of employment; (ii) any compensation previously deferred by the Executive; (iii) any accrued but unused vacation pay; (iv) any reimbursement of business expenses and other amounts earned accrued or owing, but not yet paid or reimbursed under Sections 2.1, 2.2, or 2.3; and (v) any other payments and benefits required by law (together the “Accrued Obligations”).

(c) the Executive shall not receive the Severance Payment (as defined herein).

For the purposes of this Employment Agreement, “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (f) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days of Executive’s notice to the Company of his resignation for Good Reason, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first resignation for Good Reason by the Executive).

(a) The assignment of the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities or any other action or omission by the Company that results in a material diminution in such position, authority or responsibilities;

(b) a reduction in the Executive’s annual base salary as set forth in this Employment Agreement or as it had been increased pursuant to this Employment Agreement or the failure by the Company to award cash bonuses to the Executive in accordance with the terms of Section 2.3 herein and consistent with prior practice during the term of this Agreement;

(c) unless such failure is due to a Company-wide change in compensation or benefit policy, the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any time off program or policy) (a “Benefit Plan”) in which the Executive currently participates or which is applicable to the Executive, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program or (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants;

(d) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is both (i) outside a radius of 35 miles from the Executive’s current principal residence and (ii) more than 20 miles from the location at which the Executive currently performs his principal duties for the Company;

(e) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Employment Agreement; or

(f) any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any benefit plan within sixty (60) days of the date such compensation or benefits are due, or the maximum required by law, or any material breach by the Company of this Employment Agreement or any employment agreement with the Executive.

The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

14.2.2 Discharge For Cause. In the event the Company discharges Executive during the term of this Employment Agreement for Cause (as hereinafter defined):

(a) any stock options granted under this Employment Agreement shall continue to be bound by terms set forth in the Option Schedule;

(b) the Company shall pay Executive the Accrued Obligations; and

(c) the Executive shall not receive the Severance Payment (as defined in Section 14.2.4(c) hereto).

“For Cause” shall mean (a) any material act of dishonesty or fraud by Executive; (b) Executive’s conviction of a crime involving fraud, embezzlement or any other act of moral turpitude; (c) Executive ‘s gross negligence or willful misconduct in the performance of his duties under, or any material breach of, this Employment Agreement; (d) Executive’s engagement in acts materially detrimental to the business or reputation of the Company as determined in good faith by the Board of Directors; or (e) Executive’s failure to abide by the material policies of the Company and/or lawful directives of the Board of Directors; or (f) Executive’s absence from work during the term of the Employment Agreement for a period in excess of sixty (60) days cumulatively (excluding vacation time) due to any reason other than death or disability.

14.2.3 Discharge for Performance. In the event the Company discharges Executive during the term of this Employment Agreement for Performance (as hereinafter defined):

(a) any stock options granted under this Employment Agreement shall continue to be bound by terms set forth in the Option Schedule;

(b) the Company shall pay Executive the Accrued Obligations; and

(c) the Company shall pay Executive the Severance Payment (as defined in Section 14.2.4(c) hereto).

Discharge “for Performance” shall mean any discharge of the Executive following the failure of the Company to attain any of the Annual Performance Conditions. For any given calendar year, the term “Annual Performance Condition” means the attainment by the Company of the Target Earnings Per Share for such calendar year, as set forth in the applicable Compensation Committee Schedule for such year.

14.2.4 Discharge Without Cause or Resignation by the Executive for Good Reason. In the event the Company discharges Executive during or after the Term of this Employment Agreement without Cause (as defined below) or the Executive resigns his employment for Good Reason (as defined above), then:

(a) any stock options granted under this Employment Agreement shall continue to be bound by terms set forth in the Option Schedule;

(b) the Company shall pay Executive the Accrued Obligations; and

(c) the Executive shall be entitled to receive, in one lump sum payable within one week of his last day of employment, his Salary for a one-year period, calculated at the rate in effect at the date of termination for a period of twelve (12) months following such date; an amount equal to the Annual Cash Bonus, if any, paid to Executive during the preceding calendar year; and if the Executive chooses to elect health and dental insurance continuation in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the entire premium payments for his health and dental insurance coverage under COBRA for a period of 18 months (collectively the “Severance Payment”).

Discharge “without Cause” shall mean any discharge that is not for Performance and is not for Cause.

14.2.5 Death or Disability. In the event the Executive’s employment with the Company terminates due to Executive’s death or disability:

(a) any stock options granted under this Employment Agreement shall continue to be bound by terms set forth in the Option Schedule;

(b) the Company shall pay Executive the Accrued Obligations; and

(c) Neither the Executive or the heirs, legatees, executors, permitted assigns, or legal representatives of the Executive shall receive the Severance Payment.

14.3 The Executive acknowledges that any of the foregoing payments in Section 14.2 shall satisfy any and all claims of any kind and nature, including without limitation claims for compensation to which he may be entitled in the event the Company terminates the Executive’s employment other than for Cause, and agrees to execute and deliver a full and complete release of claims simultaneously with the receipt of any such payments, and as a condition precedent to the rights to receive any such payments.

15. GOVERNING LAW AND FORUM; LEGAL FEES

Executive acknowledges that IDX has employees located in various states, and that it is important to have consistent policies and laws apply to them insofar as matters relating to employment are concerned. Executive acknowledges that consistency in employment policy is beneficial because results will be predictable and all employees will be treated equally. Therefore, Executive and the Company agree that this Employment Agreement shall be governed by and construed in accordance with the internal laws of the State of Vermont, and any legal proceeding regarding the interpretation or enforcement of this Employment Agreement shall be instituted in a court of competent jurisdiction located within the State of Vermont. In the event of any litigation to enforce the terms of this Employment Agreement, the non-prevailing party shall pay, as additional damages, all reasonable attorney’s fees of the prevailing party.

16. THIS AGREEMENT TO CONTROL

NOTWITHSTANDING ANY OTHER PROVISIONS OF ANY OTHER AGREEMENT OR DOCUMENT TO THE CONTRARY, IN THE EVENT OF ANY CONFLICT OR APPARENT CONFLICT BETWEEN THIS EMPLOYMENT AGREEMENT AND THE TERMS AND CONDITIONS OF SUCH DOCUMENT OR AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DOCUMENTATION PERTAINING TO STOCK OPTION GRANTS OR RESTRICTED SHARE ISSUES TO EMPLOYEE, THE TERMS AND CONDITIONS OF THIS EMPLOYMENT AGREEMENT SHALL CONTROL AND SUCH OTHER AGREEMENTS OR DOCUMENTS SHALL NOT IMPOSE ANY GREATER LIMITATIONS UPON OR CONDITIONS UPON THE VESTING, RECEIPT OR SALE OF SUCH EQUITY INTERESTS THAN ARE CONTAINED IN THIS EMPLOYMENT AGREEMENT.

17. ENTIRE AGREEMENT

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it supersedes any prior or contemporaneous oral or written understandings of any kind or nature. Executive represents that he is not relying on any agreement, representation or warranty pertaining to the subject matter hereof that is not expressly set forth herein. The waiver or breach of any term or condition of this Employment Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

18. ARBITRATION

Any dispute between the Company and the Executive arising out of or in any manner connected with employment or employment practices, including but not limited to claims of discrimination of any kind and wrongful discharge, under state, federal or local law, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, to be conducted in Burlington, Vermont, except any dispute arising under Sections 4, 5, 6, and 7 of the Employment Agreement, which, at the Company’s option, may be litigated as set forth in Section 15 above.

I UNDERSTAND THAT THIS EMPLOYMENT AGREEMENT CONTAINS AN AGREEMENT TO ARBITRATE. AFTER SIGNING THIS DOCUMENT, I UNDERSTAND THAT I WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MAY ARISE THAT IS COVERED BY THE ARBITRATION AGREEMENT, UNLESS IT INVOLVES A QUESTION OF CONSTITUTIONAL OR CIVIL RIGHTS. INSTEAD, I AGREE TO SUBMIT ANY SUCH DISPUTE TO AN IMPARTIAL ARBITRATOR.

EXECUTED on the date(s) indicated below.

WITNESS/ATTEST:	IDX SYSTEMS CORPORATION

/s/ Denise A. Griffith	By:	/s/ Allen Martin
(SEAL)
	Date:	12/18/03

/s/ James H. Crook, Jr.
[Executive’s signature]

James H. Crook, Jr.
[Print employee’s name]

	Date:	12/14/03

EMPLOYEE’S JOB TITLE: President and Chief Executive Officer, IDX Systems Corporation

SCHEDULE A

FORM COMPENSATION COMMITTEE SCHEDULE

In accordance with the provisions of the Executive’s Employment Agreement, the Compensation Committee hereby establishes the following terms and conditions that will apply to the payment of the Executive’s Annual Cash Bonus, as defined in the Executive’s Employment Agreement:

1. The target bonus amount (the “Target Bonus Amount”) shall be set at $250,000.

2. The actual bonus amount paid to the Executive shall be equal to that percentage of the Target Bonus Amount the Executive is entitled to (the “Applicable Percentage”) as set forth herein.

3. The target earnings per share (the “Target Earnings Per Share”) for the fiscal year ended December 31, 20     is $[            ].

4. If the actual earnings per share, calculated by taking into account the Annual Cash Bonus that will be paid to the Executive for the fiscal year ended December 31, 20    , equals the Target Earnings Per Share, the Executive will have a target earnings per share attainment percentage (the “Target Attainment Percentage”) of [**]% and an Applicable Percentage of [**]%.

5. The Applicable Percentage will vary with the Target Attainment Percentage, such that for every percentage point by which the Target Attainment Percentage varies from [**], the Applicable Percentage will correspondingly increase or decrease by [**]%. By way of example, the table below sets forth the Applicable Percentages for Target Attainment Percentages of between [**] and [**]:

Target Attainment Percentage	Applicable Percentage
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

6. If the Target Attainment Percentage equals [**] or greater, the Annual Cash Bonus due to the Executive as determined in accordance with this Schedule shall be paid no later that March 31, 20    . (that is, within three months following the fiscal year for which the Target Earnings Per Share is being determined). If the Target Attainment Percentage is less than [**], the Compensation Committee may, in its discretion, withhold the Annual Cash Bonus due to the Executive as determined in accordance with this Schedule until the Company’s earnings per share (calculated at each succeeding quarter-end for the twelve months then ended) equals [**]% of the Target Earnings Per Share set forth above (the “Increased Target Earnings Per Share”). Such Annual Cash Bonus shall then be paid no later than 30 days after the date on which the Company publicly announces its earnings per share for the quarter in which the Increased Target Earnings Per Share was achieved. Notwithstanding the foregoing, if the Target Attainment Percentage is less than [**], the Executive shall not be entitled to receive the Annual Cash Bonus determined in accordance with this Schedule if the Increased Target Earnings Per Share is not achieved within four fiscal quarters from the fiscal year ended December 31, 2004.

/s/ Allen Martin
Chair of the Compensation Committee

/s/ James H. Crook
James H. Crook

SCHEDULE B

OPTION SCHEDULE

Pursuant to the Plan and the Stock Option Agreement entered into between the Company and the Executive, and in prior contemplation of the Company securing the services of the Executive for a multi-year period, the Company shall hereafter grant to him, options to purchase common stock, $0.01 par value per share, of the Company (the “Common Stock”) according to the following Option Schedule and restrictions:

1. On January 2, 2004, or as soon thereafter as practicable (the “Grant Date”), the Board of Directors shall grant the Executive a number of options (which shall vest in annual increments of one third (1/3) of the total number of options granted, commencing one year from the Grant Date) equal to one hundred ninety-eight thousand seven hundred seventy-one dollars ($198,771) divided by one-half (1/2) of the fair market value of one (1) share of Common Stock on the date of grant.

2. The exercise price of each option granted hereunder shall be the average of the high and low sale price of the Company’s Common Stock as reported on by the Nasdaq on the Grant Date.

3. The full term of each such option granted hereunder shall be ten (10) years from the Date of Grant (the “Full Option Term”).

4. The exercising and vesting of each such option upon any termination of employment shall be as follows:

(a)	Resignation by the Executive without Good Reason: Upon a resignation by Executive without Good Reason (as defined in Section 14 of the Employment Agreement), no options that were not vested on the date of resignation shall vest in the future except that a portion of those options that would have vested at the end of the calendar year in which resignation occurs, shall vest immediately upon resignation, such portion to be calculated on a monthly pro rata basis. With respect to any options granted hereunder that are vested as of the date of resignation or that become vested as a result of resignation as herein provided, Executive shall have the right to exercise such options during the Full Option Term, except that if Executive engages in the Medical Information Systems Business, all vested but unexercised options shall cease to be exercisable at 12:01 a.m. Eastern Time on the thirty-first (31st) day after the earlier of the date that Executive makes any written commitment to be employed by such competitor or the date Executive actually commences employment by such competitor.

(b)	Discharge for Cause: Upon a discharge from employment for Cause (as defined in Section 14 of the Employment Agreement), no options that were not vested on the date of such discharge shall vest after such discharge.

(c)	Discharge for Performance: Upon a discharge for Performance (as defined in Section 14 of the Employment Agreement), no options that were not vested as of such discharge shall vest in the future, except that a portion of those options that would have vested at the end of the calendar year in which discharge occurs, shall vest immediately upon discharge, such portions to be calculated on a monthly pro rata basis.

(d)	Discharge without Cause or Resignation by the Executive for Good Reason: Upon a discharge from employment without Cause (as defined in Section 14 of the Employment Agreement) or the Executive resigns his employment for Good Reason options shall continue to vest as if the Executive were still employed (for the remainder of the initial term), and upon vesting, such options shall remain exercisable until the expiration of the Full Option Term.

(e)	Death or disability: Vesting continues as in (d) above. The, heirs, legatees, executors, permitted assigns, and legal representatives of the Executive shall be entitled to exercise any vested options throughout the Full Option Term.

SCHEDULE C

NON-EXCLUSIVE LIST OF COMPETITORS

The following, though not all-inclusive, is a listing of companies that are examples of competitors of IDX Systems Corporation:

Allscripts

Beacon Partners

CSC Health Care

Cerner Corporation

Compucare (including affiliate HSII)

Compuware

Eclipsys Corporation

EDS

Epic Systems Corporation

GE Medical

Hayes Management Consulting, Inc.

Health Data Sciences Corporation

Keane Inc.

McKesson HBOC, Inc. (including affiliates, such as Clinicom, Advanced Laboratory, First Data)

Medical Manager

Meditech

Mysis

Perrot

Per-Se Technologies, Inc.

RIMS

Siemens Medical Solutions Health Services Corporation (formerly Shared Medical Systems Corporation)

3 Net Systems, Inc.

3M Health Information Systems

WebMD Corporation

FINALIZED COMPENSATION COMMITTEE SCHEDULE FOR 2003

COMPENSATION COMMITTEE SCHEDULE

In accordance with the provisions of the Executive’s Employment Agreement, the Compensation Committee hereby establishes the following terms and conditions that will apply to the payment of the Executive’s Annual Cash Bonus, as defined in the Executive’s Employment Agreement:

1. The target bonus amount (the “Target Bonus Amount”) shall be set at $250,000.

2. The actual bonus amount paid to the Executive shall be equal to that percentage of the Target Bonus Amount the Executive is entitled to (the “Applicable Percentage”) as set forth herein.

3. The target earnings per share (the “Target Earnings Per Share”) for the fiscal year ended December 31, 2003 is $[**].

4. If the actual earnings per share, calculated by taking into account the Annual Cash Bonus that will be paid to the Executive for the fiscal year ended December 31, 2003, equals the Target Earnings Per Share, the Executive will have a target earnings per share attainment percentage (the “Target Attainment Percentage”) of [**]% and an Applicable Percentage of [**]%.

5. The Applicable Percentage will vary with the Target Attainment Percentage, such that for every percentage point by which the Target Attainment Percentage varies from [**], the Applicable Percentage will correspondingly increase or decrease by [**]%. By way of example, the table below sets forth the Applicable Percentages for Target Attainment Percentages of between [**] and [**]:

Target Attainment Percentage	Applicable Percentage
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

6. If the Target Attainment Percentage equals [**] or greater, the Annual Cash Bonus due to the Executive as determined in accordance with this Schedule shall be paid no later that March 31, 2004. (that is, within three months following the fiscal year for which the Target Earnings Per Share is being determined). If the Target Attainment Percentage is less than [**], the Compensation Committee may, in its discretion, withhold the Annual Cash Bonus due to the Executive as determined in accordance with this Schedule until the Company’s earnings per share (calculated at each succeeding quarter-end for the twelve months then ended) equals [**]% of the Target Earnings Per Share set forth above (the “Increased Target Earnings Per Share”). Such Annual Cash Bonus shall then be paid no later than 30 days after the date on which the Company publicly announces its earnings per share for the quarter in which the Increased Target Earnings Per Share was achieved. Notwithstanding the foregoing, if the Target Attainment Percentage is less than [**], the Executive shall not be entitled to receive the Annual Cash Bonus determined in accordance with this Schedule if the Increased Target Earnings Per Share is not achieved within four fiscal quarters from the fiscal year ended December 31, 2003.

7. For the fiscal year ended December 31, 2003, the Applicable Percentage is guaranteed to be at least [**]% for work performed by the Executive to date.

/s/ Allen Martin
Chair of the Compensation Committee

/s/ James H. Crook
James H. Crook

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